SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 14, 2004

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

10301 Stella Link, Suite 110, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Item 9. Regulation FD Disclosure.

Based on information received by Tanox, Inc. from Genentech, Inc., one of its development partners for Xolair® (Omalizumab) For Subcutaneous Use, Tanox makes the following statements with respect to Xolair. Tanox has been advised by Genentech that some of the data contained in the description below was received by it from third parties and that such information is true, to the best of Genentech’s knowledge.

Xolair achieved approximately $25 million in U.S. sales in its first six months on the market. The physician prescriber base for Xolair includes more than 3,300 physicians, representing almost 30% of the target audience. The number of cases submitted by these prescribers has tripled to more than 10,500 cases since launch. For the four weeks ending November 2003, 43% of new patient starts came from physicians who already prescribed Xolair to two or more patients. Additionally, 31% of the new prescriptions came from doctors writing a prescription for Xolair for the first time.

Chronic therapies typically follow a progressive adoption pattern that begins with the most severe patients. Xolair is following this pattern with initial use in the severe uncontrolled asthma population. Our expectation is, that with experience, physicians will expand this patient base into the severe controlled and moderate uncontrolled patients, consistent with the adoption pattern described above.

We continue to be pleased with the level of drug reimbursement for Xolair. Private payers approve over 90% of cases and more than 70% of these cases are approved within two weeks. Xolair has also seen success in securing Medicare and Medicaid reimbursement. All Medicare carriers and 49 state Medicaid programs are now covering Xolair.

Regarding Xolair reimbursement, it is important to distinguish between the reimbursement of the drug for the patient, described above, and reimbursement to the physician for administration of Xolair. While there are reimbursement codes that cover the administration of Xolair, some physicians feel that these codes do not adequately cover their costs. This issue is recognized by the Medical Societies that represent Xolair’s physician audience. It is our understanding that the Medical Societies are working to resolve the issue.

In summary, we are encouraged by the solid momentum in the uptake of Xolair.

Xolair Milestones in 2004:

—    Initiate pediatric asthma and peanut allergy oral food challenge study

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2004	TANOX, INC.

	By:	/s/ Gregory Guidroz

Gregory Guidroz Vice President, Finance

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